EXHIBIT 35.1
VW Credit, Inc. Servicer Compliance Statement Under Section 3.9 of the Sale and Servicing
Agreement and Item 1123 of Regulation AB

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2010-1
The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Sale and Servicing Agreement dated as of January 28, 2010 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2010-1, as Issuer, Volkswagen Auto Lease/Loan Underwritten Funding, LLC as Seller, VW Credit, Inc., as Servicer, and Deutsche Bank Trust Company Americas, as Indenture Trustee, does hereby certify that:
1.	A review of the activities of the Servicer during the period from January 28, 2010 through December 31, 2010, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period, except that, with respect to the Applicable Servicing Criterion in Paragraph (d)(2)(i) of Item 1122, on April 8, 2010 a systems reporting deficiency caused a batch of payments to be transferred to the collection account on the third business day rather than the two business days as required under the transaction agreements; however, there was no adverse impact to the Noteholders. The above mentioned deficiency was identified during the Company’s daily reconciliation process; however, process verification delayed the transfer.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this twenty-eighth day of March, 2011.

/s/ Andrew Stuart
Andrew Stuart
Executive Vice President & CFO